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                                                                   Exhibit 11
                     The Advest Group, Inc. and Subsidiaries

                Computation of Net Income (Loss) Per Common Share


                                          For the years ended September 30,
                                                                     Assuming
(In thousands, except per                      Primary*           full dilution
share amounts)                         1994      1993       1992       1993

Income (loss) before
  extraordinary credit               $3,053    $5,168    $(4,597)     $5,168

Interest on convertible debentures
  outstanding during the period,
  net of tax and other related
  expenses                              ---       ---        ---       1,105

                                      3,053     5,168     (4,597)      6,273

Extraordinary credit                    ---     2,103        ---       2,103

Net income (loss) applicable
  to common stock and other
  dilutive securities                $3,053    $7,271    $(4,597)     $8,376



Average number of common shares
  outstanding during the period       8,776     9,248      9,598       9,248

Additional shares assuming:
  Exercise of stock options             221       ---        ---         258
  Conversion of debentures              ---       ---        ---       1,591

Average number of common and
  common equivalent shares used
  to calculate net income
  (loss) per common share             8,997     9,248      9,598      11,097



Income (loss) per common and
  common equivalent share:

  Income (loss) before
    extraordinary credit             $  .34    $  .56     $ (.48)     $  .56

  Extraordinary credit                  ---       .23        ---         .19


Net income (loss)                    $  .34    $  .79     $ (.48)     $  .75


* For the years ended September 30, 1994 and 1992, net income (loss) per share assuming full dilution is the same as primary net income (loss) per share.
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